Exhibit 99.l

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

March 2, 2021

Tekla World Healthcare Fund

100 Federal Street

19th Floor

Boston, MA 02110

Re:	Registration Statement on Form N-2

Dear Ladies and Gentlemen:

We have acted as counsel for Tekla World Healthcare Fund (the “Trust”), a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts, in connection with the preparation and filing of a Registration Statement on Form N-2 (Registration No. 333-251975) as originally filed on January 8, 2021 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”), and as subsequently amended on February 19, 2021 and on or about the date hereof (the “Registration Statement”), relating to the offer and sale of an aggregate of 12,597,044 shares of beneficial interest, $0.01 per share, in the Trust (the “Shares”) pursuant to the exercise of rights (the “Rights”) to be distributed to shareholders of the Trust. This opinion letter is being furnished to the Trust in accordance with the requirements of Item 25 of Form N-2 under the 1940 Act and we express no opinion herein as to any matter other than as to the legality of the Shares or the Rights.

This opinion is limited to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.

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In connection with the opinions set forth herein, we have examined the following Trust documents: (i) the Registration Statement; (ii) a form of the rights certificate evidencing the Rights; (iii) the Trust’s Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”); (iv) the Trust’s By-Laws; and (v) such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.  In addition, we have reviewed and relied upon the Certificate issued by the Secretary of State of the Commonwealth of Massachusetts as of a recent date.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that:

i.	The Rights have been duly authorized for issuance and, when the Rights are issued in accordance with the terms, conditions, requirements and procedures of the Registration Statement and the rights certificate, the Rights will be validly issued.

ii.	The Shares to be issued pursuant to the exercise of the Rights have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualification noted below, fully paid and non-assessable shares of beneficial interest of the Trust.

The Trust is an entity commonly known as a Massachusetts business trust. Our opinion above, as it relates to the non-assessability of the Shares of the Trust, is, therefore, qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts, obligations or affairs of the Trust and provides that any person extending credit to, contracting with or having any claim against the Trust shall look only to the Trust property for payment under such credit, contract or claim, and that no shareholder will be personally liable therefor. Also, the Declaration of Trust provides that the Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities to which such shareholder may become subject by reason of his being or having been a shareholder, and shall reimburse such shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. Thus, the risk of a shareholder incurring a financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

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In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied on the Certificate issued by the Secretary of State of the Commonwealth of Massachusetts referenced above, as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such Certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP